CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-BXEP21 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

7/15/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-BXEP21 Series (the “VV-BXEP21 Series”) and the creation of the VV-BXEP21 Interests (the “VV-BXEP21 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-BXEP21 Series and the creation of the VV-BXEP21 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-BXEP21 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-BXEP21 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-BXEP21 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-BXEP21 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-BXEP21 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-BXEP21 Interests

AUTHORIZED SHARES:	Minimum: 4,600 / Maximum: 5,060 Interests

SERIES ASSETS:	Bordeaux En Primeur 2021 Collection
	Wine	Vintage	Bottles
	Pavie	2021	30
	Carruades de Lafite	2021	24
	Cheval Blanc	2021	18
	Leoville Barton	2021	24
	Angelus	2021	18
	Leoville Las Cases	2021	18
	Pontet Canet	2021	36
	Palmer	2021	12
	Lynch Bages	2021	60
	Lafite Rothschild	2021	36
	L'Evangile	2021	12
	Troplong Mondot	2021	36
	Montrose	2021	18
	Canon	2021	36
	Pichon Lalande	2021	18
	Leoville Poyferre	2021	36
	Grand Puy Lacoste	2021	6
	Pichon Baron	2021	24
	Le Bon Pasteur	2021	12
	Cos d'Estournel	2021	30
	Le Petit Mouton	2021	24
	Mouton Rothschild	2021	36
	La Violette	2021	12
	Smith Haut Lafitte Rouge	2021	24
	Smith Haut Lafitte Blanc	2021	24
	Margaux	2021	24
	L'Eglise Clinet	2021	24
	L'If	2021	24
	Valandraud	2021	36
	Ducru Beaucaillou	2021	24
	Les Carmes Haut Brion	2021	18
	Calon Segur	2021	72
	Quintus	2021	12
	Haut Brion Rouge	2021	48
	La Mission Haut Brion Rouge	2021	48
	Clarence de Haut Brion	2021	24
	La Conseillante	2021	18
	Pavillon Rouge de Chateau Margaux	2021	18
	Domaine de Chevalier Rouge	2021	12
	Figeac	2021	24
	Pavie Macquin	2021	12
	Vieux Chateau Certan	2021	18
	Beau-Sejour Becot	2021	12
	Durfort Vivens	2021	24
	Haut Bailly	2021	24
	Rauzan Segla	2021	24

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-BXEP21 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King